EXHIBIT 10.6

AMENDMENT ONE TO THE

2000 PERFORMANCE SHARE PLAN OF

DUKE-WEEKS REALTY CORPORATION

This Amendment One to the 2000 Performance Share Plan of Duke-Weeks Realty Corporation (“Plan”) is hereby adopted this 30th day of October, 2002 by Duke Realty Corporation (“Corporation”).  Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

WITNESSETH:

WHEREAS, the Corporation maintains the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 4.1 of the Plan, the Board of Directors of the Corporation (“Board”) and the Executive Compensation Committee of the Board (“Committee”) have reserved the right to amend the Plan with respect to certain matters; and

WHEREAS, the Committee has determined to amend the Plan to provide for the payment of all Plan benefits by cash and not stock; and

WHEREAS, the Committee has approved and authorized this Amendment One;

NOW, THEREFORE, pursuant to the authority reserved to the Committee under Section 4.1 of the Plan, the Plan is hereby amended, effective as of October 30th, 2002, with respect to all Performance Shares granted at any time under the Plan in the following particulars:

1.                                       By deleting the definition of Performance Share under the Plan and replacing it with the following:

“ “Performance Share” means a grant of the right under an Award Agreement to receive cash equal to the Fair Market Value of one Share, payment of which is contingent on the achievement of Performance Goals during a Performance Period.”

2.                                       By adding the following to the end of Section 3.1 of the Plan:

“Effective October 30, 2002, no Shares shall be issued under the Plan and the number of Shares available for issuance under the Plan on or after that date shall be zero.

Effective October 30, 2002, the maximum value of all awards payable under the Plan that would have, absent this Amendment One, been issued under the Plan in Company common shares shall be an amount equal to the maximum number of Company common shares that could have otherwise been issued under the Plan times the per share New York Stock Exchange closing price of such shares on the date such shares would have otherwise been issued.  The intent of this paragraph is to limit the value of the awards payable under the Plan after Amendment One to the Plan to the value of the awards payable under the Plan before such Amendment.”

3.                                       By adding the following to the end of Section 3.9 of the Plan:

“Notwithstanding the foregoing, the payment of vested Performance Shares on or after October 30, 2002 shall only be made in cash and not in Shares.”

All other provisions of the Plan shall remain the same.

IN WITNESS WHEREOF, Duke Realty Corporation, by its duly authorized officer, has executed this Amendment One to the 2000 Performance Share Plan of Duke-Weeks Realty Corporation this 30th day of October, 2002.